UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE COMMISSION ACT OF 1934

(AMENDMENT NO.   )*

Genvec, Inc. (Name of Issuer)
Common Stock, $.001 Par Value (Title of Class of Securities) 37246C109 (CUSIP Number)

December 15, 2000 (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1 (b)
[x ]  Rule 13d-1 (c)
[ ]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 37246C109

______________________________________________________________________________

1.   NAMES OF REPORTING PERSONS

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

                Pfizer Inc.
               13-5315170
_____________________________________________________________________
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
               (a)______
               (b)______

____________________________________________________________________
 3.      SEC USE ONLY

_____________________________________________________________________
 4.     CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware

                        _________________________________________________________
                                     5. SOLE VOTING POWER
                                                1,925,439
NUMBER OF  _________________________________________________________
 SHARES                    6. SHARED VOTING POWER
BENEFICIALLY                        0
 OWNED BY      _______________________________________________________
       EACH                    7. SOLE DISPOSITIVE POWER
 REPORTING                            1,925,439
    PERSON         _______________________________________________________
       WITH                    8. SHARED DISPOSITIVE POWER
                                                0

_____________________________________________________________________

 9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                      1,925,439
_____________________________________________________________________

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN

            SHARES (SEE INSTRUCTIONS) _____

_____________________________________________________________________

11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                      10.8%
_____________________________________________________________________
12.          TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                                     CO
_______________________________________________________________________________

ITEM 1.

(a)  Name of Issuer:
      Genvec, Inc.

(b)  Address of Issuer's Principal Executive Offices:
       65 West Watkins Mill Road
       Gaithersburg, MD 20878

ITEM 2.

(a)   Name of Person Filing:
        Pfizer Inc.

(b)   Address of Principal Business Office or, if none , Residence:

        235 East 42nd Street

        New York, NY 10017

(c)    Citizenship:

         Delaware

(d)    Title of Class of Securities:

         Common Stock, $.001 Par Value

(e)    CUSIP Number:

         37246C109

ITEM 3.

       I F THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1 (b) OR RULE 13d-2
       b)  OR (c),  CHECK WHETHER THE PERSON FILING IS A:

               Not applicable

ITEM 4.  OWNERSHIP

(a)    Amount beneficially owned:   1,925,439

(b)    Percent of class:  10.8%

(c)    Number of shares as to which the person has:

         (i)    Sole power to vote or to direct the vote:  1,925,439

         (ii)   Shared power to vote or to direct the vote:  0

         (iii)  Sole power to dispose or to direct the disposition of: 1,925,439

         (iv)  Shared power to dispose or to direct the disposition of: 0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not applicable

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable

ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE                  SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

               See Note (1)

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP

               Not applicable

ITEM 10.  CERTIFICATIONS

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

PFIZER INC.

Date: December 19, 2000 Pfizer Inc. By: /s/ MARGARET M. FORAN Name: Margaret M. Foran Title: Vice President - Corporate Governance and Assistant Secretary

Note (1)

These shares are held by Warner-Lambert Company, a wholly owned subsidiary of Pfizer Inc.